 Exhibit 99.1

KULR Reports Fourth Quarter Revenue and Full-Year 2025 Financial Results

HOUSTON / GLOBENEWSWIRE / March 31, 2026 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), an energy-systems platform company that enables the safe, certifiable deployment of ultra-high-power lithium battery systems for space and defense programs, hyperscale AI data centers, and telecom infrastructure OEMs, today announced its financial results for the fourth quarter and full-year 2025.

KULR CEO Michael Mo commented, “2025 marked a year of meaningful progress for KULR as we strengthened our commercial foundation and continued positioning the Company at the intersection of battery safety, performance, and next-generation energy infrastructure. We are entering 2026 with sharper strategic focus, increasing traction in priority verticals, and confidence in our ability to convert technical leadership into long-term shareholder value.”

Fourth Quarter 2025 Financial Results:

Revenues: Revenue decreased 15% to $2,863,961 in the fourth quarter ended December 31, 2025, from $3,370,594 reported in the same year-ago period.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased 77% to $7,860,094 in the fourth quarter ended December 31, 2025, from $4,437,032 reported in the same year-ago period.

R&D expenses: R&D expenses in the fourth quarter of 2025 increased to $3,545,372 from $1,246,161 in the same period last year.

Operating Loss: Loss from operations was $15,367,084 for the fourth quarter of 2025, compared to $3,540,864 from the same period last year.

Net Loss: Net loss for the fourth quarter of 2025 increased to $44,261,358, or a loss of $.97 per share, compared to a net loss of $4,620,461, or a loss of $0.16 per share from the same period last year. Higher net loss in the fourth quarter of 2025 was primarily driven by a $28,256,664 mark-to-market loss associated with the Company’s bitcoin holdings.

Full-Year 2025 Financial Results:

Revenues: Revenue increased 51% to $16,170,404 in 2025 from $10,737,481 in 2024. The Company continued to build its relationships with a wide range of energy, transport and aerospace partners during the year ended December 31, 2025. These additions reflect management’s commitment to build new customer relationships through a growing pool of referrals and business development leads.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $27,696,969 in 2025 from $15,979,852 in 2024. The increase was due to strategic investment and business and corporate development related activities.

R&D expenses: R&D expenses in 2025 increased to $10,755,036 from $4,738,305 in 2024. The 127% increase was primarily attributable to planned increases in R&D services and personnel during 2025, including approximately $4.5 million of higher costs associated with third-party engineering and development services related to fan development and acoustic studies, the purchase of testing equipment, and investments to support manufacturing expansion.

Operating Loss: Loss from operations was $43,000,505 in 2025, compared to $15,234,959 in 2024.

Net Loss: Net loss for 2025 increased to $61,899,782 or a loss of $1.56 per share, compared to a net loss of $17,523,629, or a loss of $0.75 per share in 2024.

Cash Position: The Company reported cash balances of $13,300,188 as of December 31, 2025, compared to $29,831,858 as of December 31, 2024. In addition, the Company had $93,995,256 of Bitcoin holdings as of December 31, 2025, compared to $20,281,184 as of December 31, 2024.

Management Commentary

KULR Chief Financial Officer, Shawn Canter, said with respect to the fourth quarter and full-year 2025 results, “While overall revenue grew 51% year over year, we are particularly focused on the 39% growth in product revenue as we shift toward a more scalable product-led model. Although our reported net loss included significant non-cash charges and planned investments for future growth, we believe the underlying direction of the business reflects improving commercial traction and a stronger foundation for long-term scale.”

KULR Technology Group Fourth Quarter and Full-Year 2025 Earnings Call

Date: Tuesday, March 31st, 2026

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

To access the call, please register using the following link: KULR Fourth Quarter and Full-Year 2025 Earnings Call. After registering, an email will be sent, including dial-in details and a unique conference call access code and PIN required to join the live call. The conference call will be available for replay here via the Investor Relations section on KULR’s website (www.kulr.ai).

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is an energy-systems platform company delivering certifiable battery safety, vibration-mitigation, and thermal control solutions that enable ultra-high-power lithium-ion systems and sensitive electronics to operate reliably across space and defense missions, hyperscale AI data centers, telecom infrastructure, and mobility applications. Learn more at KULR.ai.

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Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, intentions and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2026, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All such forward-looking statements that are provided by management in this release are based on information available at this time, and management expects that internal expectations may change over time. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulr.ai

KULR Media Relations:

M Group Strategic Communications (on behalf of KULR)

Email: kulr@mgroupsc.com